EXHIBIT 5
Vorys, Sater, Seymour and Pease llp
52 East Gay Street • Post Office Box 1008 • Columbus, Ohio 43216-1008 • Telephone (614) 464-6400 • Facsimile (614) 464-6350

Arthur I. Vorys	In Washington	In Cleveland	In Cincinnati	In Alexandria	In Akron
1856-1933	1828 L Street, NW	2100 One Cleveland Center	221 East Fourth Street	277 South Washington Street	106 South Main Street
Lowry F.Sater	Suite 1111	1375 East Ninth Street	Atrium II • Suite 2000	Suite 310	Suite 1100
1867-1935	Washington, DC 20036-5109	Cleveland, Ohio 44114-1724	Post Office Box 0236	Alexandria, Virginia 22314-3646	Akron, Ohio 44308-1417
Augustus T. Seymour			Cincinnati, Ohio 45201-0236
1873-1926
Edward L. Pease	Telephone (202) 467-8800	Telephone (216) 479-6100	Telephone (513) 723-4000	Telephone (703) 837-6999	Telephone (330) 208-1000
1873-1924	Facsimile (202) 467-8900	Facsimile (216) 479-6060	Facsimile (513) 723-4056	Facsimile (703) 549-4492	Facsimile (330) 208-1001
October 12, 2007
Board of Directors
United Community Financial Corp.
275 West Federal Street
Youngstown, Ohio 44503
     Re:      Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as counsel to United Community Financial Corp., an Ohio corporation (the “Company”), in connection with the Registration Statement on Form S-4 filed by the Company under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) on October 12, 2007 (the “Registration Statement”), relating to the proposed issuance of 9,300,000 common shares, no par value (the “Shares”), of the Company in connection with the consummation of the merger transaction contemplated by, and upon the terms and subject to the conditions of, the Agreement and Plan of Merger, dated July 24, 2007, as amended September 25, 2007 (the “Merger Agreement”), by and among the Company, The Home Savings and Loan Company of Youngstown, Ohio, an Ohio savings bank which is a wholly-owned subsidiary of the Company (“Home Savings”), PVF Capital Corp., an Ohio corporation (“PVF”) and Park View Federal Savings Bank, a federal savings bank which is a wholly-owned subsidiary of PVF (“Park View”).
     In connection with rendering this opinion, we have examined, to the extent deemed necessary, originals or copies of: (i) the Registration Statement; (ii) the Merger Agreement; (iii) the Articles of Incorporation of the Company, as currently in effect (the “Articles”); (iv) the Regulations of the Company, as currently in effect (the “Regulations”); (v) the resolutions adopted by the Board of Directors of the Company relating to the issuance of the Shares and approving the Merger Agreement and the transactions contemplated thereby; (vi) the resolutions adopted by the Board of Directors of Home Savings approving the Merger Agreement and the transactions contemplated thereby; and (vii) the resolutions adopted by the sole shareholder of Home Savings approving the Merger Agreement and the transactions contemplated thereby. We have also relied upon such oral or written statements and representations of officers and other representatives of the Company and examined such certificates of public officials and authorities of law as we have deemed relevant as a basis for this opinion. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.
     In our examinations of the aforesaid documents and in rendering the opinion set forth below, we have assumed, without independent investigation or examination, (a) the genuineness of all signatures, the legal capacity of all individuals who have executed and delivered any of the aforesaid documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents; (b) that the final, executed copy of each document submitted to us in draft form will not differ in any material respect from the draft form of such document submitted to us; (c) that PVF had the power, corporate and otherwise, to enter into and perform all of its obligations under the Merger Agreement, and the Merger Agreement has been duly authorized, executed and delivered by PVF and constitutes the valid and binding obligation of PVF enforceable against PVF in accordance with its terms; and (d) that Park View had the power, corporate and otherwise, to enter into and perform all of its obligations under the Merger Agreement, and the Merger Agreement has been duly authorized, executed and delivered by Park View and constitutes the valid and binding obligation of Park View enforceable against Park View in accordance with its terms.
     We have relied solely upon the examinations and inquiries recited herein, and, except for the examinations and inquiries recited herein, we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.
     As used herein, the phrase “validly issued” means that the particular action has been authorized by all necessary corporate action of the Company and that the Company has the corporate authority to take such action under Chapter 1701 of the Ohio Revised Code and the Company’s Articles and Regulations.
     Based upon and subject to the foregoing, and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that the Shares have been duly authorized by the Company and, when the Registration Statement has become effective under the Act and the Shares proposed to be issued pursuant to the Registration Statement have been issued and delivered as contemplated under the terms of such effective Registration Statement and the Merger Agreement, such Shares will be validly issued, fully paid and non-assessable.
     Members of our firm are admitted to the Bar of the State of Ohio and we express no opinion as to the laws of any jurisdiction other than the laws of the State of Ohio, including the applicable provisions of the Ohio Constitution and the reported judicial decisions interpreting those laws, and of the United States of America. We express no opinion with respect to the applicability or effect of the laws of any other jurisdiction. This opinion is based upon the laws and legal interpretations in effect, and the facts and circumstances existing, on the date hereof, and we assume no obligation to revise or supplement this opinion should any such law or legal interpretation be changed by legislative action, judicial interpretation or otherwise or should there be any change in such facts or circumstances.
     This opinion is furnished by us solely for the benefit of the Company in connection with the Registration Statement and may not be relied upon or used by any other person or for any other purpose. Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement and in the prospectus/proxy statement included in the Registration Statement as having passed on the validity of the Shares of the Company proposed to be issued and delivered as contemplated by the terms of the Merger Agreement. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Vorys, Sater, Seymour and Pease LLP
VORYS, SATER, SEYMOUR AND PEASE LLP